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                                                                                                                     Exhibit 11B

                        GATX CORPORATION AND SUBSIDIARIES


           COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK

                      In Millions, Except Per Share Amounts


                                                                                      Three Months Ended
                                                                                           March 31
                                                                                      ------------------
                                                                                       1998     1997
                                                                                      ------   ------


Average number of shares used to
      compute basic earnings per share .........................................       24.5     20.3

Sharesissuable upon assumed exercise of stock options,  reduced by the number of shares which could have been purchased
      with the proceeds from exercise of such options ..........................         .6       .3

Common stock issuable upon assumed
      conversion of preferred stock ............................................         .1      4.0
                                                                                     ------   ------

Total shares ...................................................................       25.2     24.6
                                                                                     ======   ======


Net income, as adjusted per basic computation ..................................   $   37.4   $ 27.9

Add - Dividends paid and accrued on preferred stock ............................        --       3.3
                                                                                   -------     -----

Net income, as adjusted ........................................................   $   37.4   $ 31.2
                                                                                   ========   ======

Diluted net income per share ...................................................   $    1.48  $  1.27
                                                                                   =========  =======






Note:     See discussion of FAS 128 on Exhibit 11A.


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